EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

To: Foothill Independent Bank Partners in Your Future 401(k) Profit Sharing Plan

We consent to the incorporation by reference of our report dated October 17, 2003 on the Statements of Net Assets Available for Benefits of the Foothill Independent Bank Partners in Your Future 401(k) Profit Sharing Plan as of December 31, 2002 and 2001, and the related Statements of Changes in Net Assets Available for Benefits for the year ended December 31, 2002, and the Supplemental Information as of or for the year then ended, into Registration Statement No. 33-57586 on Form S-8 filed January 29, 1993 (as amended by Post-Effective Amendment No. 1 thereto filed on July 27, 2000).

/s/ VAVRINEK, TRINE, DAY & CO., LLP

VAVRINEK, TRINE, DAY & CO., LLP
Certified Public Accountants

December 17, 2003

Rancho Cucamonga, California